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                                                                   EXHIBIT 10.11




                                November 9, 2001

PERSONAL AND CONFIDENTIAL

Thomas M. Donnelly
6491 Nez Perce Road
Chanhassen, MN  55317

Dear Tom:

      In recognition of the critical role we believe you will play in defining the ongoing strategy of Net Perceptions, Inc. (the "Company") and driving the Company's operating performance, we hereby agree to extend you certain benefits on the terms and conditions set forth below.

1. Severance Upon Termination by the Company Without Cause. If your employment is terminated by the Company without Cause (as defined in the Change in Control Severance Plan referred to in paragraph 2 below), or due to your inability to perform the duties and responsibilities of your position by reason of illness or other physical or mental impairment for a period of ninety consecutive days or more, the Company will pay you as severance an amount in cash equal to twelve months of your base salary, contingent on your signing a release of claims against the Company in the form attached as Exhibit A hereto, and provided that you shall not be entitled to receive severance under this paragraph to the extent you have received severance under paragraph 2.

2. Change of Control Severance. If a Change in Control (as defined in the Change in Control Severance Plan attached as Exhibit B hereto) occurs during your employment, the Company will pay you as severance an amount in cash equal to twelve months of your base salary, upon the same terms and subject to the same conditions as participants in the Change in Control Severance Plan are entitled to receive the six month severance pay provided for therein, provided that you shall not be entitled to receive severance under this paragraph 2 to the extent you have received severance under paragraph 1.

3. Successors. The terms of this letter shall be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

4. Amendment. The terms of this letter may be amended, modified, superseded or canceled only by a written instrument executed by both parties hereto.

      We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter and returning it to the Company at the address set forth above.

                                    Very truly yours,

                                    NET PERCEPTIONS, INC.



                                    /s/ Don C. Peterson
                                    ----------------------------------
                                    Don C. Peterson
                                    President and Chief Executive Officer



Accepted and Agreed:


/s/ Thomas M. Donnelly
    -------------------------
Thomas M. Donnelly

Dated: 11/9/01